EXHIBIT 99.5

TD Securities Inc.

Home Oil Tower

324 – 8th Avenue SW, Suite 800

Calgary, Alberta T2P 2Z2

September 26, 2007

The Board of Directors

Pogo Producing Company

5 Greenway Plaza, Suite 2700

Houston, Texas 77046-0504

CONSENT OF TD SECURITIES INC.

Members of the Board:

We hereby consent to the use of our opinion letter dated July 17, 2007 to the Board of Directors of Pogo Producing Company (the “Company”) included as Annex D to the Joint Proxy Statement/Prospectus which forms a part of the Amendment No. 2 to the Registration Statement on Form S-4 relating to the proposed merger of the Company with PXP Acquisition LLC, a wholly owned subsidiary of Plains Exploration and Production Company, and the references to such opinion in such Joint Proxy Statement/Prospectus under the headings “Summary—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Reasons for the Merger-Pogo,” and “The Merger—Opinions of Pogo’s Financial Advisors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (“Securities Act”), nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of this Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part of any registration statement (including any amendments to this Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Yours very truly,

/s/ TD Securities Inc.
TD Securities Inc.